Exhibit 10.21

SELECT COMFORT
EXECUTIVE INVESTMENT PLAN
(December 1, 2014 Restatement)

As Amended and Restated on December 1, 2014

1

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6.2	Amendment.	16
6.3	Termination of Participation.	16
6.4	Termination.	17

ARTICLE 7. DEFINITIONS, CONSTRUCTION AND INTERPRETATION		18
7.1	Cross Reference.	18
7.2	Governing Law.	18
7.3	Headings.	18
7.4	Number and Gender.	18
7.5	Definitions.	18

ARTICLE 8. ADMINISTRATION		22
8.1	Administrator.	22
8.2	Plan Rules and Regulations.	22
8.3	Administrator’s Discretion.	22
8.4	Specialist’s Assistance.	22
8.5	Indemnification.	22
8.6	Benefit Claim Procedure.	23
8.7	Disputes.	24

ARTICLE 9. MISCELLANEOUS		25
9.1	Withholding and Offsets.	25
9.2	Other Benefits.	25
9.3	No Warranties Regarding Tax Treatment.	25
9.4	No Rights to Continued Employment or Service Created.	25
9.5	Special Provisions.	25
9.6	Successors.	25

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SELECT COMFORT
EXECUTIVE INVESTMENT PLAN

ARTICLE 1.
DESCRIPTION

1.1    Plan Name.

The name of the Plan is the “Select Comfort Executive Investment Plan.”

1.2    Plan Purpose.

The purposes of the Plan are to:

(a) assist the Participating Employers in attracting and retaining Qualified Employees,
(b) provide a tax-deferred capital accumulation vehicle for Qualified Employees, and
(c) encourage additional retirement savings by Qualified Employees.

1.3    Plan Type.

The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is intended that the Plan is exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of sections 201(2), 301(a)(3) and 401(a)(4) thereof, respectively, and from the provisions of Title IV of ERISA, to the extent otherwise applicable, by operation of section 4021(b)(6) thereof. The Plan is also intended to be unfunded for tax purposes. The Plan will be construed and administered in a manner that is consistent with and gives effect to the foregoing. All amounts deferred under the Plan shall be subject to the provisions of Code section 409A. The Plan is intended to comply in form and operation with Code Section 409A.

1.4    Plan Effective Date.

The Plan was originally effective December 20, 2002 and was subsequently amended and restated, including the 2009 Revision and the July 1, 2012 restatement of the Plan. The Plan as amended and restated in this document is effective December 1, 2014.

ARTICLE 2.
PARTICIPATION

2.1    Eligibility.

(a)2009-2012 Plan Years.

(i)
No Qualified Employees were eligible to defer Base Salary or Bonus during the 2009, 2010 and 2011 Plan Years and the first six months of the 2012 Plan Year and no Participating Employer credits were made to the any Retirement Plan Accounts during such time periods.

(ii)
Prior to July 1, 2012, the Administrator will determine which Qualified Employees, if any, are eligible to defer Base Salary pursuant to Section 3.2(a)(iii) with respect to the period from July 1, 2012 to December 31, 2012 (the “2012 Partial Plan Year Service Period”). At any time during the 2012 Partial Plan Year Service Period, the Administrator may determine that an individual who becomes a Qualified Employee after July 1, 2012 is eligible to defer Base Salary pursuant to Section 3.2(a)(iii) with respect to the remainder of such period.

(b)
First Day of Plan Year. Prior to the beginning of each Plan Year beginning on or after January 1, 2013, the Administrator will determine which Qualified Employees, if any, are eligible to defer Base Salary pursuant to Section 3.2(a) and Bonus pursuant to Section 3.2(b) with respect to the Plan Year.

(c)
During Plan Year. At any time during a Plan Year beginning on or after January 1, 2013, the Administrator may determine that an individual who becomes a Qualified Employee after the first day of a Plan Year is eligible to defer Base Salary pursuant to Section 3.2(a) and in accordance with Plan Rules (such determining the first payroll date such Qualified Employee will be eligible to defer Base Salary) with respect to the remainder of the Plan Year.

(d)
Annual Determination. The fact that an individual has been eligible to make deferral elections with respect to any particular Plan Year does not give the individual any right to make deferral elections with respect to any other Plan Year.

2.2    Loss of Eligibility.

(a)Reasons.

(i)	Ceasing to be Qualified Employee. An Active Participant will cease to be eligible to defer Base Salary and Bonus as of the date on which he or she ceases to be a Qualified Employee.

(ii)
Unforeseeable Emergency. A Participant who, pursuant to Section 4.1(a), has received a distribution due to an Unforeseeable Emergency, is not eligible to defer Base Salary or Bonus with respect to the remainder of the Plan Year during which the revocation occurs or the distribution is received, as the case may be, and the immediately following Plan Year.

(iii)
401(k) Hardship Withdrawal. A Qualified Employee who receives a hardship withdrawal from a 401(k) plan maintained by a Participating Employer, or by any other employer required to be aggregated with the Participating Employer under Code section 414(b), (c), (m) or (o), is not eligible to defer Base Salary or Bonus under the Plan to the extent required to comply with the terms of the 401(k) plan. For each Plan Year during which a deferral is not permitted, the deferral election is cancelled through the end of the Plan Year, with any new election subject to the deferral election requirements of Section 3.2.

(b)
Affect on Deferral Elections. An Active Participant’s deferral election for a Plan Year is irrevocable after the latest day on which the election may be made except in the event of a distribution under Section 2.2(a)(ii) or on account of a 401(k) hardship withdrawal under Section 2.2(a)(iii).

2.3    Transfer Among Participating Employers.

An Active Participant who transfers employment from one Participating Employer to another Participating Employer and who continues to be a Qualified Employee after the transfer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in the Plan, in accordance with the election in effect for the portion of the Plan Year before the transfer, as a Qualified Employee of such other Participating Employer. In addition, an Active Participant who transfers to an Affiliate of a Participating Employer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in Participant deferral Credits pursuant to Section 3.2 in accordance with the Active Participant’s election in effect before the transfer.

2.4    Multiple Employment.

An Active Participant who is simultaneously employed as a Qualified Employee with more than one Participating Employer will participate in the Plan as a Qualified Employee of all such Participating Employers on the basis of a single deferral election pursuant to Section 3.2 applied ratably to his or her Base Salary or Bonus from each Participating Employer if his or her deferral election was made in a dollar amount or applied separately to his or her Base Salary or Bonus from each Participating Employer if his or her deferral election was made in a percentage.

2.5    Conditions of Participation.

Each Qualified Employee, as a condition of participation in the Plan, is bound by all the terms and conditions of the Plan and the Plan Rules, and must furnish to the Administrator such pertinent information and execute such election forms and other instruments as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish. All elections, directions, designations and similar actions required in connection with the Plan must be made in accordance with and are subject to the terms of the Plan and Plan Rules.

2.6    Termination of Participation.

A Participant will cease to be such as of the date on which he or she is not then eligible to make deferrals and his or her entire vested Account balances have been distributed.

ARTICLE 3.
BENEFITS

3.1    Participant Accounts.

(a)	Participant Accounts. For each Participant, the Administrator will establish and maintain one or more separate bookkeeping accounts as follows:

(i)	deferrals elected by the Participant pursuant to Section 3.2 will be credited to his or her Savings Account;

(ii)
deferrals elected by the Participant pursuant to Section 3.3 will be credited to his or her Fixed Period (Strategy 1) Account that includes a subaccount established and maintained for the Participant in connection with each deferral election made pursuant to Section 3.3 prior to January 1, 2009;

(iii)
deferrals elected by the Participant pursuant to Section 3.4 will be credited to his or her Fixed Period (Strategy 2) Account that includes a subaccount established and maintained for the Participant in connection with each deferral election made pursuant to Section 3.4 prior to January 1, 2009; and

(iv)	credits made on the Participant’s behalf (if any) pursuant to Section 3.5 will be credited to his or her Retirement Account; and

(v)	deferrals elected by the Participant pursuant to Section 3.8 will be credited to his or her Stock Unit Account.

Within each of the Participant’s Account, separate subaccounts shall be maintained to the extent the Administrator determines it to be necessary or desirable for the administration of the Plan, including accounting for deferring forms and times of distributions elected by a Participant.

3.2    Participant Deferral Credits - Savings Account.

(a)Base Salary. Base Salary deferrals will be made in accordance with the following rules:

(i)	An Active Participant may elect to defer up to fifty percent (50%) of his or her Base Salary for a Plan Year in accordance with Plan Rules.

(ii)
An election made pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Administrator by a date specified by the Administrator which is prior to the first day of the Plan Year to which the election relates or, in the case of an individual who becomes eligible to participate after the first day of a Plan Year, within thirty (30) days after he or she becomes eligible to participate. The special 30-day rule is only applicable to an individual who during the preceding 24-month period was not eligible to participate in this Plan or any other non-qualified deferred compensation plan maintained by the Company or an Affiliate that is required to be treated as a single plan with the Plan under Code Section 409A.

(iii)
Notwithstanding the foregoing provisions of this Subsection (a), an Active Participant designated by the Administrator as eligible to make an election pursuant to Section 2.1(a)(ii) may elect, in accordance with Plan Rules, to defer up to fifty percent (50%) of his or her Base Salary relating to services performed during the 2012 Partial Plan Year Service Period. An election made pursuant to this clause (iii) will not be effective unless it is made on a properly completed election form received by the Administrator by a date specified by the Administrator which is prior to July 1, 2012 or, in the case of an individual who becomes eligible to participate after July 1, 2012, within thirty (30) days after he or she becomes eligible to participate. The special 30-day rule is only applicable to an individual who during the preceding 24-month period was not eligible to participate in this Plan or any other non-qualified deferred compensation plan maintained by the Company or an Affiliate that is required to be treated as a single plan with the Plan under Code Section 409A.

(iv)	Any election pursuant to this subsection applies only to Base Salary relating to services performed after the effective date of the election.

(b)Bonus. Bonus deferrals will be made in accordance with the following rules:

(i)	An Active Participant may elect to defer up to seventy-five percent (75%) of his or her Bonus for the Plan Year in accordance with Plan Rules.

(ii)
An election made by an Active Participant pursuant to this subsection will not be effective unless it is made on a properly completed election form received by the Administrator prior to the first day of the Plan Year to which the election relates and shall apply to the bonus that relates solely to services performed on or after the beginning of such Plan Year.

(c)
Limitations. The Administrator may, prior to the effective date of a Participant’s election, limit the amount of the Participant’s deferral to be made under this section to account for other anticipated payroll deductions. In addition, Plan Rules may specify individual or aggregate annual or lifetime deferral limitations.

(d)	Allocation to Savings Account. An Active Participant’s deferrals pursuant to this section will be allocated to his or her Savings Account.

(e)
Timing of Credits. Deferrals of an Active Participant’s Base Salary and Bonus pursuant to this section will be credited to his or her Savings Account as of the date on which the Participant would have otherwise received the Base Salary or Bonus but for his or her deferral election pursuant to this section.

3.3    Participant Deferral Credits - Fixed Period (Strategy 1) Account.

No Future Deferrals. No Base Salary or Bonus deferrals may be credited to a Fixed Period (Strategy 1) Account after December 31, 2008.

3.4    Participant Deferral Credits - Fixed Period (Strategy 2) Account.

No Future Deferrals. No Base Salary or Bonus deferrals may be credited to a Fixed Period (Strategy 2) Account after December 31, 2008.

3.5    Participating Employer Credits.
A Participating Employer may from time to time credit the Retirement Account of any Participant with an amount determined by the Participating Employer. If a Participating Employer chooses to make such a credit, the Company will provide the Participant with a written notice that specifies the amount of the credit, the timing of the credit and, any conditions that the Participant must satisfy to be entitled to the credit. Credits pursuant to this Section will be made, if at all, on a Participant-by-Participant basis. If a Participating Employer chooses to credit the Retirement Account of a Participant pursuant to this Section, the Participating Employer is not, as a result, required to make any credit to the Retirement Account of any other Participant, whether or not he or she is otherwise similarly situated.

3.6    Earnings Credits.

(a)
Designation of Investment Funds. The Administrator will designate two or more investment funds that will serve as the basis for determining adjustments pursuant to this Section. The Administrator may, from time to time, designate additional investment funds or eliminate any previously designated investment funds. The designation or elimination of a fund pursuant to this Subsection is not a Plan amendment. The Administrator will not be responsible in any manner to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of an investment fund.

(b)
Participant Direction. A Participant must direct the manner in which amounts credited to his or her Accounts pursuant to Sections 3.2, 3.3, 3.4 and 3.5 will be deemed to be invested among the investment funds designated pursuant to Subsection (a). Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the amounts are credited to the Participant’s Account. To the extent a Participant fails to direct the manner in which amounts credited to his or her Accounts will be deemed to be invested, such amounts will deemed to be invested in the manner specified in Plan Rules.

(c)
Change in Direction for Future Credits. A Participant may direct a change in the manner in which future credits to his or her Accounts pursuant to Section 3.2 or 3.5 will be deemed to be invested among the investment funds designated pursuant to Subsection (a). The direction will be effective for deferrals credited to the Participant’s Account pursuant to Sections 3.2 or 3.5 at least 30 days (or such shorter period as Plan Rules may allow) after the date on which the Administrator receives the direction from the Participant.

(d)	Change in Direction for Existing Account Balance. A Participant may direct a change in the manner in which his or her existing Account balances under

Sections 3.2, 3.3, 3.4 and 3.5 are deemed to be invested among the investment funds designated pursuant to Subsection (a). The direction will be effective as soon as administratively practicable after the date on which the Administrator receives the direction from the Participant.

(e)
Account Adjustment. As of the close of business on each day on which the New York Stock Exchange is open for regular business, the Administrator will cause Participants’ Accounts to be separately adjusted, in a manner determined by the Administrator to be uniform and equitable, to reflect the income, expense, gains, losses, fees and the like (other than taxes) that would have resulted since the last adjustment had the Participant’s investment directions pursuant to this Section actually been implemented. For purposes of this Subsection, an amount will be deemed to have been invested in accordance with a Participant’s direction by the fifth business day after (i) the date on which the amount is credited to the Participant’s Account in the case of a direction pursuant to Subsection (b) or Subsection (c) or (ii) the effective date of a direction pursuant to Subsection (d). To the extent determined by the Administrator to be necessary in conjunction with any distribution pursuant to the Plan, the Administrator will cause the Account from which the distribution is to be made to be adjusted to reflect a good faith estimate by the Administrator of any fees and other expenditures payable after the date of the distribution in connection with deemed investment activity in the Account through and including the date of the distribution. Any such estimate is binding on the Participating Employer and the person to whom the distribution is made.

(f)
Obligations and Responsibilities of Administrator. The sole obligation of the Administrator with respect to the designation or elimination of any investment fund designated pursuant to Subsection (a) is to act in accordance with the express terms of Subsection (a). By way of example and without limiting the previous sentence, the Administrator is not required, and no course of conduct will cause it to be required, to investigate or monitor any designated fund to any extent or for any purpose or to take or refrain from taking any action with respect to a fund because of any aspect of the performance of the fund. The designation of a limited number of investment funds is solely for administrative convenience and in no way reflects any endorsement of any such funds by the Administrator.

(g)
Deemed Investment. Trust assets are not required to be invested in accordance with a Participant’s directions and the balance of all Accounts pursuant to the Plan will be determined pursuant to this Section and other applicable Sections of the Plan without regard to the actual amount of Trust assets.

(h)
Participant Responsibilities. Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this Section. Neither any Participating Employer, any of its directors, officers or employers, the Company’s Board nor the Administrator has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this Section.

(i)	Stock Unit Account. The Stock Unit Account will be deemed to be invested in common stock of the Company.

(i)	Transfer Restrictions. A Participant may not, at any time, direct a transfer out of the Stock Unit Account.

(ii)	Dividends. If the Company pays dividends on Company common stock, units under the Account will be adjusted to reflect the dividend in accordance with Plan Rules.

3.7    Vesting.

(a)	Each Participant always has a fully vested nonforfeitable interest in his or her Savings Account, Fixed Period (Strategy 1) Account and Fixed Period (Strategy 2) Account.

(b)	A Participant will acquire a fully vested nonforfeitable interest in his or her Retirement Account if he or she dies or becomes Disabled on or prior to his or her Termination Date.

(c)
A Participant whose Retirement Account is not otherwise fully vested will acquire a vested nonforfeitable interest in the portion of his or her Retirement Account to the extent provided in the following schedule based on the Participant’s Years of Service:

Full Years of Service Less than One Year At least One Year At least Two Years At least Three Years Four or More Years	Vested Interest 0% 25% 50% 75% 100%

3.8    Restricted Stock Unit Deferrals.

A Participant may defer receipt of payment under any Restricted Stock Unit Award granted after December 31, 2014 in accordance with the following rules:

(a)	An Active Participant may elect to defer up to one hundred percent (100%) of his or her Restricted Stock Unit Award. The deferral election shall become irrevocable on the last date it can be made.

(b)
An election made by an Active Participant pursuant to this election will not be effective unless it is made in a properly completed election form received by the Administrator prior to the first day of the calendar year during which the Restricted Stock Unit Award is granted to the Participant, or, in the case of an individual who becomes eligible to participate after the first day of a Plan Year, within thirty (30) days after he or she becomes eligible to participate. The special

30-day rule is only applicable to an individual who during the preceding 24-month period was not eligible to participate in this Plan or any other non-qualified deferred compensation plan maintained by the Company or an Affiliate that is required to be treated as a single plan with the Plan under Code Section 409A.

(c)
The Administrator may, prior to the effective date of a Participant’s election, limit the amount of the Participant’s deferral to be made under this section to account for other anticipated payroll deductions. In addition, Plan Rules may specify individual or aggregate annual or lifetime deferral limitations.

(d)
An Active Participant’s deferrals pursuant to this section will be credited to his or her Stock Unit Account as of the date on which the Participant would have received payment under the Restricted Stock Unit Award but for his or her deferral election pursuant to this section.

ARTICLE 4.
DISTRIBUTION

4.1    Distribution to Participant Before Termination Date.

(a)
Withdrawals Due to Unforeseeable Emergency. Prior to a Participant’s Termination Date, a distribution will be made to a Participant from his or her vested Accounts if the Participant submits a written distribution request to the Administrator and the Administrator determines that the Participant has experienced an Unforeseeable Emergency. The amount of the distribution may not exceed the lesser of (i) the amount necessary to satisfy the emergency, as determined by the Administrator consistent with the requirements of Code section 409A(a)(2)(B)(ii) or (ii) the vested balance of the Accounts. The distribution will be made in the form of a lump sum cash payment as soon as administratively practicable (but not more than ninety ((90) days) after the Administrator’s determination that the Participant has experienced an Unforeseeable Emergency. Any distribution pursuant to this Subsection will be made in the following order: first, from the Participant’s Savings Account; second, from his or her Fixed Period (Strategy 1) Account; third, from his or her Fixed Period (Strategy 2) Account; and fourth, from his or her Retirement Account.

(b)	Reduction of Account Balance. The balances of a Participant’s Accounts will be reduced (but not below zero) by the amount of the distribution as of the date of the distribution.

4.2    Distribution of Savings and Retirement Accounts to Participant After Termination Date.

(a)
Time. Distribution to a Participant of the vested balance of his or her Savings and Retirement Accounts will be made or commence as soon as administratively practicable (but not more than ninety (90) days) after the Participant’s Termination Date.

(b)
Form. Distribution to the Participant of the vested balance of his or her Savings and Retirement Accounts will be made in the form of a single lump sum cash payment unless, and only to the extent, the Participant has made a written election to receive his or her distribution in the form of annual installment payments over a period not to exceed ten years on a properly completed election form filed with the Administrator at the time of his or her written elections to defer Base Salary or Bonus pursuant to Section 3.2.

(c)	Amount.

(i)	Lump Sum. The amount of a lump sum payment from a Participant’s Savings and Retirement Accounts will be equal to the vested balances of the Accounts (or applicable subaccounts).

(ii)	Installments. The amount of an installment payment from a Participant’s Savings and Retirement Accounts will be determined by dividing the vested balances of the Savings and Retirement Accounts (or applicable subaccounts) by the total number of remaining payments (including the current payment). The undistributed portion of a Savings or Retirement Account distributed in the form of installment payments will continue to be credited with earnings in accordance with Section 3.6.

(d)	Reduction of Account Balances. The balance of the Accounts will be reduced (but not below zero) by the amount of the distribution as of the date of the distribution.

4.3    Distribution of Fixed Period (Strategy 1) and Fixed Period (Strategy 2) Accounts to Participant.

(a)
Time. Distribution to a Participant of the vested balance of each of his or her subaccounts under the Fixed Period (Strategy 1) Account and Fixed Period (Strategy 2) Account will be made or commence on the dates elected by the Participant at the time of his or her written elections to defer Base Salary or Bonus to a Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account.

(b)
Form. Distribution to the Participant of the vested balance of his or her subaccounts under the Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account will be made in the form of a lump sum cash payment or in the form of four annual installment cash payments, as elected by the Participant at the time of his or her written election to defer Base Salary or Bonus to a Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account.

(c)	Amount.

(i)
Lump Sum. The amount of a lump sum payment from a Participant’s subaccount under the Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account will be equal to the vested balance of the subaccount.

(ii)
Installments. The amount of an installment payment from a Participant’s subaccount under the Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account will be determined by dividing the vested balance of the subaccount under the Fixed Period (Strategy 1) Account or Fixed Period (Strategy 2) Account, as the case may be, by the total number of remaining payments (including the current payment). The undistributed portion of a subaccount distributed in the form of installment payments will continue to be credited with earnings in accordance with Section 3.6.

(d)
Reduction of Subaccount Balances. The balance of a subaccount under the Fixed Period (Strategy 1) Account and Fixed Period (Strategy 2) Account will be reduced (but not below zero) by the amount of the distribution as of the date of the distribution.

4.4    Distribution of Stock Unit Account.

(a)
Time. Distribution to a Participant of the vested balance of his or her Stock Unit Account will be made as soon as administratively practicable (but not more than ninety (90) days) after the earlier of :

(i)	Participant's Termination Date;

(ii)	the fixed date elected by the Participant on a properly completed election form filed with the Administrator at the time of his or her written election to defer the Restricted Stock Unit Award; or

(iii)	a Change in Control, provided it constitutes a "change in control event" as defined in the Treasury Regulations issued under Code section 409A.

(b)
Form. Distribution to the Participant of the vested balance of his or her Stock Unit Account will be made in the form of a single lump sum payment. Distribution will be made in the form of shares of common stock of the Company.

(c)	Amount. The amount of a lump sum payment from a Participant's Stock Unit Account will be equal to the vested balance of the Account.

(d)	Reduction of Account Balance. The balance of the Account will be reduced (but not below zero) by the amount of the distribution as of the date of the distribution.

4.5    Distribution to Beneficiary.

(a)	Time. Distribution to a Beneficiary will be made as soon as administratively practicable (but not more than ninety (90) days) after the Participant’s death.

(b)
Form. Distribution to the Beneficiary will be made in the form of a lump sum cash payment whether or not payments had commenced to the Participant in the form of installments prior to his or her death.

(c)	Amount. The amount of a lump sum payment will be equal to the balance of the deceased Participant’s Accounts.

(d)	Reduction of Account Balance. The balances of the Accounts will be reduced (but not below zero) by the amount of the distribution as of the date of the distribution.

(e)	Beneficiary Designation.

(i)
Each Participant may designate, on a form furnished by the Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of his or her Accounts after his or her death, and the Participant may change or revoke any such designation from time to time. No such designation, change or revocation is effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime.

(ii)	If a Participant—

(1)	fails to designate a Beneficiary, or

(2)	revokes a Beneficiary designation without naming another Beneficiary, or

(3)	designates one or more Beneficiaries, none of whom survives the Participant or exists at the time in question,

for all or any portion of his or her Account, such Account or portion will be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.

(iii)
The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate. Any designation of a Beneficiary by name that is accompanied by a description of relationship or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

4.6    Nondeductibility.

If the Company determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant by an Affiliate for a taxable year of the Affiliate would not be deductible by the Affiliate solely by reason of the limitation under Code section 162(m), to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to the Plan is deductible, notwithstanding any other provision of the Plan or any election by the Participant to the contrary, all or any portion of the distribution may be deferred. Any amounts deferred pursuant to this Section will continue to be credited with earnings in accordance with Section 3.6. The deferred amounts and earnings thereon will be distributed to the Participant, or to his or her Beneficiary in the case of the Participant’s death, at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Affiliate during which the distribution is made will not be limited by Code section 162(m).

4.7    Five-Year Redeferral Election.

Notwithstanding Section 4.2, a Participant may elect to change the form of his or her distribution specified in a prior distribution election. In addition, notwithstanding Section 4.2(a) or Section 4.4(a)(i) or (ii), a Participant may elect to delay the commencement date. An election pursuant to this Section 4.7 will not have any effect unless the election (a) is made on a properly completed form received by the Administrator at least twelve (12) months prior to the date that the Participant’s scheduled payment was to begin, (b) is not effective until at least twelve (12) months after the date on which the election is made, and (c) delays the payment at least five (5) years beyond the distribution date originally specified. An election under this Section 4.7 will not change the form or time of distribution upon the Participant’s death as provided under Section 4.5 or upon a Change in Control under Section 4.4(a)(iii).

4.8    Installment Distributions.

With respect to any installment distribution, for purposes of Code Section 409A, each installment payment shall be considered a separate payment.

4.9    Payment in Event of Incapacity.

If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator: the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage. The Administrator is not required to see to the proper application of any such payment and the payment completely discharges all claims under the Plan against the Participating Employer, the Plan and Trust to the extent of the payment.

4.10    Six-Month Suspension for Specified Employees.

If a Participant is a Specified Employee on his or her Termination Date, distribution under this Plan made on account of such Participant’s Termination of Employment will be suspended and not made on until the first date following the end of the six-month period following the Participant’s Termination Date. For this purpose, a ‘Specified Employee’ means a Participant who, on his or her Termination Date, is a ‘key employee’ (as defined below), and the Company or an Affiliate has stock that is traded on an established securities market (within the meaning of Code Section 409A(a )(2)(B)). The Participant is a ‘key employee’ during the twelve (12) month period beginning on the April 1 immediately following a calendar year at any time during which such Participant was a key employee as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) of the Company or an Affiliate. A Participant will not be treated as a Specified Employee if he or she would not be a ‘specified employee’ as defined under Treasury regulations issued under Code Section 409A.

ARTICLE 5.
SOURCE OF PAYMENTS; NATURE OF INTEREST

5.1    Establishment of Trust.

Each Participating Employer will establish a Trust, or become covered by a Trust established by another Participating Employer, with an independent corporate trustee. The Trust must (a) be a grantor trust with respect to which the Participating Employer is treated as the grantor for purposes of Code section 677, (b) not cause the Plan to be funded for purposes of Title I of ERISA and (c) provide that the Trust assets will, upon the insolvency of a Participating Employer, be used to satisfy claims of the Participating Employer’s general creditors. The Participating Employers may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee in accordance with the terms of the Trust. The Participating Employers will pay all taxes of any kind whatsoever payable in respect of Trust assets or any transaction with respect to Trust assets, other than taxes payable by a Participant or Beneficiary, or any other person claiming by, under or through a Participant or Beneficiary, in connection with a distribution from the Plan.
5.2    Source of Payments.

(a)
Each Participating Employer will pay, from its general assets, the portion of any benefit pursuant to Article 4 or Section 6.3 or 6.4 attributable to a Participant’s Accounts with respect to that Participating Employer, and all costs, charges and expenses relating thereto.

(b)
The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations under the Plan in accordance with the terms of the Trust. The Participating Employer is responsible for paying any benefits attributable to a Participant’s Account with respect to that Participating Employer that are not paid by the Trust.

5.3    Status of Plan.

Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein. The Trust is established only for the convenience of the Participating Employers and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan. To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Participating Employer.

5.4    Non-assignability of Benefits.

The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process.

ARTICLE 6.
AMENDMENT, TERMINATION

6.1    Adoption.

With the prior approval of the Administrator, an Affiliate may adopt the Plan and become a Participating Employer by furnishing to the Administrator a certified copy of a resolution of its Board adopting the Plan.

6.2    Amendment.

(a)	Right. The Company reserves the right to amend the Plan at any time to any extent that it may deem advisable.

(b)	Method. To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Company’s Board and executed in the name of the Company by two of its officers.

(c)
Binding Effect. An amendment adopted in accordance with Subsection (b) is binding on all interested parties as of the effective date stated in the amendment; provided, however, that no amendment may retroactively deprive any Participant, or the Beneficiary of a deceased Participant, of any benefit to which he or she is entitled under the terms of the Plan in effect immediately prior to the effective date of the amendment or the date on which the amendment is adopted, whichever is later.

(d)
Certain Amendments to Earnings Credit Method. Any amendment that materially changes the method of determining the adjustments to Participants’ Accounts pursuant to Section 3.6 is effective with respect to the portion of the Accounts attributable to credits made before the date on which the amendment is adopted only if the Company’s Board determines in good faith that on that date, it is reasonably likely that, in the long run, the new method will not result in materially lower credit rate than the old method.

(e)
Applicability to Participants Who Have Terminated Employment. The provisions of the Plan in effect on a Participant’s Termination Date will, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.

6.3    Termination of Participation.

Notwithstanding any other provision of the Plan to the contrary, if determined by the Administrator to be necessary to ensure that the Plan is exempt from ERISA to the extent contemplated by Section 1.3, or upon the Administrator’s determination that a Participant’s interest in the Plan has been or is likely to be includable in the Participant’s gross income for federal income tax purposes prior to the actual payment of benefits pursuant to the Plan, the Administrator may take any or all of the following steps provided such action does not cause the benefits to become taxable under Code section 409A:

(a)	terminate the Participant’s future participation in the Plan;

(b)	cause the Participant’s entire vested interest in the Plan to be distributed to the Participant in the form of an immediate lump sum cash payment; and/or

(c)
transfer the benefits that would otherwise be payable pursuant to the Plan for all or any of the Participants to a new plan that is similar in all material respects (other than those which require the action in question to be taken).

6.4    Termination.

The Company reserves the right to terminate the Plan in its entirety at any time. Each Participating Employer reserves the right to cease its participation in the Plan at any time. The Plan will terminate in its entirety or with respect to a particular Participating Employer as of the date specified by the Company or such Participating Employer in a written instrument adopted in the same manner as an amendment. Upon the termination of the Plan in its entirety or with respect to any Participating Employer, the Company or Participating Employer, as the case may be, will either cause (a) any benefits to which Participants have become entitled prior to the effective date of the termination to continue to be paid in accordance with the provisions of Article 4 or (b) the vested Account balances of any or all Participants, or the Beneficiaries of any or all deceased Participants, to be distributed in the form of an immediate lump sum payment. In all cases distribution shall be made in accordance with and subject to the requirements of Code section 409A.

ARTICLE 7.
DEFINITIONS, CONSTRUCTION AND INTERPRETATION

7.1    Cross Reference.

References within a Section of the Plan to a particular Subsection refer to that Subsection within the same Section and references within a Section or Subsection to a particular clause refer to that clause within the same Section or Subsection, as the case may be. The definitions and rules of construction and interpretation set forth in this article apply in construing the Plan unless the context otherwise indicates.

7.2    Governing Law.

To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to the conflict of law rules of the State of Minnesota or any other jurisdiction.

7.3    Headings.

The headings of articles and Sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

7.4    Number and Gender.

Wherever appropriate, the singular may be read as the plural, the plural may be read as the singular and one gender may be read as the other gender.

7.5    Definitions.

The terms in this Section when used with initial capitalization have the following meanings, unless the context otherwise indicates.

2012 Partial Plan Year Service Period. “2012 Partial Plan Year Service Period” means the period described in Section 2.1(a)(ii).

Account. “Account” means the bookkeeping account maintained with respect to a Participant pursuant to Section 3.1 and may mean the Savings Account, Fixed Period (Strategy 1) Account, Fixed Period (Strategy 2) Account, Retirement Account, Stock Unit Account or all of them, as the context requires.

Active Participant. “Active Participant” with respect to a Plan Year means a Qualified Employee who is eligible to make deferrals pursuant to the Plan for the Plan Year (or portion of the Plan Year).

Administrator. “Administrator” means the Company or the person to whom administrative duties are delegated pursuant to the provisions of Section 8.1, as the context requires.

Affiliate. “Affiliate” means the Company and any other company or trade or business, whether or not incorporated, that together with the Company is treated as a single employer pursuant to

Code section 414(b) or 414(c).

Base Salary. “Base Salary” for a Plan Year means the base salary payable in cash to an Active Participant by a Participating Employer for the Participant’s services during the Plan Year as a Qualified Employee, net of any contributions or deductions specified in Plan Rules. For a Participant whose regular paychecks include monthly bonus payments, the term “Base Salary” also means any monthly cash bonus payable for the Participant’s monthly services during the Plan Year, whether paid in the same Plan Year or the following Plan Year. Base Salary shall not include base salary or monthly cash bonus payable for services performed following a Participant’s Termination Date.

Beneficiary. “Beneficiary” with respect to a Participant is the person designated or otherwise determined under the provisions of Section 4.5(e) as the distributee of benefits payable after the Participant’s death. A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died. A Beneficiary will cease to be such on the day on which all benefits to which he, she or it is entitled under the Plan have been distributed.

Board. “Board” means the board of directors of the Affiliate in question. When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors in question.

Bonus. “Bonus” for a Plan Year means the annual bonus earned by an Active Participant during the Plan Year for his or her services during the Plan Year as a Qualified Employee, whether paid in cash in the same Plan Year or the following Plan Year, net of any contributions or deductions specified in Plan Rules.

Change in Control. “Change in Control” has the meaning given it in the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan, as amended.

Code. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

Company. “Company” means Select Comfort Corporation, a Minnesota corporation.

Disabled. A Participant will be considered to be ‘Disabled’ only if the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (i) is unable to engage in any substantial gainful activity, (ii) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate, or (iii) is determined to be totally disabled by the Social Security Administration; provided, however, in all cases the Employee is considered ‘Disabled’ within the meaning of Code Section 409A(a)(2)(C). The Board shall determine whether the Employee is Disabled on the basis of medical evidence satisfactory to the Board.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

Fixed Period (Strategy 1) Account. “Fixed Period (Strategy 1) Account” with respect to a Participant means the Account and subaccounts maintained on his or her behalf pursuant to Section 3.1(a)(ii).

Fixed Period (Strategy 2) Account. “Fixed Period (Strategy 2) Account” with respect to a Participant means the Account and subaccounts maintained on his or her behalf pursuant to Section 3.1(a)(iii).

Participant. “Participant” means a current or former Active Participant to whose Account amounts have been credited pursuant to Article 3 and who has not ceased to be a Participant pursuant to Section 2.6.

Participating Employer. “Participating Employer” means the Company and any other Affiliate that has adopted the Plan, or all of them collectively, as the context requires. An Affiliate will cease to be a Participating Employer upon a termination of the Plan as to its employees and the satisfaction in full of all of its obligations under the Plan or upon its ceasing to be an Affiliate.

Plan. “Plan” means the Select Comfort Executive Investment Plan, as from time to time amended or restated.

Plan Rules. “Plan Rules” are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 8.2.

Plan Year. ‘Plan Year’ means the calendar year; provided, that for purposes of Sections 2.2 and 2.3 the Plan Year also means the 2012 Partial Plan Year Service Period.

Qualified Employee. “Qualified Employee” means an individual who performs services for a Participating Employer as an employee of the Participating Employer (as classified by the Participating Employer at the time the services are performed without regard to any subsequent reclassification) and who is determined by the Administrator to be in a select group of (a) management or (2) highly compensated employees of the Participating Employer.

Restricted Stock Unit Award. “Restricted Stock Unit Award” means a restricted stock unit award granted under the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan, or any successor plan.

Retirement Account. “Retirement Account” with respect to a Participant means the Account maintained on his or her behalf pursuant to Section 3.1(a)(iv).

Savings Account. “Savings Account” with respect to a Participant means the Account maintained on his or her behalf pursuant to Section 3.1(a)(i).

Stock Unit Account. “Stock Unit Account” with respect to a Participant means the Account maintained on his or her behalf pursuant to Section 3.1(a)(v).

Termination Date. “Termination Date” means the date on which a Participant has completely severed his or her employment relationship with the Participating Employer and all other Affiliates provided such termination constitutes a separation from service under Code Section 409A, or the Participant has experienced a change in his or her employment relationship that constitutes a ‘separation from service’ under Code Section 409A. A Participant’s employment will be treated as remaining intact while the Participant is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Participant will return to perform services for a Participating Employer or other Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with a Participating Employer or other Affiliate under applicable statute or by contract.

Trust. “Trust” means any trust or trusts established by a Participating Employer pursuant to Section 5.1.

Trustee. “Trustee” means the independent corporate trustee or trustees that at the relevant time has or have been appointed to act as Trustee of the Trust.

Unforeseeable Emergency. “Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the Participant’s control resulting in a severe financial hardship that cannot be satisfied through other means. The existence of an unforeseeable emergency will be determined by the Administrator in its sole discretion. An Unforeseeable Emergency will exist only if and to the extent the Administrator determines that it constitutes an ‘unforeseeable emergency’ under Code Section 409A.

Years of Service. “Years of Service” for purposes of determining a Participant’s vested interest in his or her Retirement Account pursuant to Section 3.7, means the sum of a Qualified Employee’s periods of service as an employee with the Affiliates (measured in the case of any Affiliate from not earlier than the date on which it became an Affiliate), commencing as of the Qualified Employee’s employment commencement date and ending with the Qualified Employee’s Termination Date.

ARTICLE 8.
ADMINISTRATION

8.1    Administrator.

The general administration of the Plan and the duty to carry out its provisions is vested in the Company. The Company may delegate such duty or any portion thereof to a named person or persons and may from time to time revoke such authority and delegate it to another person or persons.

8.2    Plan Rules and Regulations.

The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration, of the Plan and to modify or rescind any such Plan Rules.

8.3    Administrator’s Discretion.

The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations. In the exercise of its discretionary power and authority, the Administrator will treat all similarly situated persons uniformly.

8.4    Specialist’s Assistance.

The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services. All costs of administering the Plan will be paid by the Participating Employers.

8.5    Indemnification.

The Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of any Affiliates against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Participating Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

8.6    Benefit Claim Procedure.

(a)
The Administrator will notify a Participant in writing, within 90 days of the Participant’s written application for benefits, of the Participant’s eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice will:

(1)	state the specific reasons for the denial of any benefits;

(2)	provide a specific reference to the provision of the Plan on which the denial is based;

(3)	provide a description of any additional information or material necessary for the claimant to perfect the claim, and a description of why it is needed;

(4)	state that the claimant will be provided, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(5)	state the claimant’s right to bring a civil action under ERISA Section 502(a) following a continued denial of a claim after appeal review; and

(6)
provide an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

(b)
If a Participant is determined by the Administrator not to be eligible for benefits or if the Participant believes that he or she or she is entitled to greater or different benefits, the Participant will be provided the opportunity to have his or her claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after the Participant receives the notice issued by the Administrator. The petition must state the specific reasons the Participant believes he or she or she is entitled to benefits or greater or different benefits. Within 60 days after the Administrator receives the petition, the Administrator will give the Participant (and his or her counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the Participant (or his or her counsel) may review the pertinent documents, and the Administrator will notify the Participant of its decision in writing within such 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If because of special circumstances requiring additional time to make a decision, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral must be given to the Participant.

(c)	The same procedure applies to the Beneficiary of a deceased Participant.

(d)	A claimant must exhaust the procedure described in this section before pursuing the claim in any other proceeding.

8.7    Disputes.

(a)
In the case of a dispute between a Participant or his or her Beneficiary and a Participating Employer, the Administrator or other person relating to or arising from the Plan, the United States District Court for the District of Minnesota is a proper venue for any action initiated by or against the Participating Employer, Administrator or other person and such court will have personal jurisdiction over any Participant or Beneficiary named in the action.

(b)
Regardless of where an action relating to or arising from the participation in the Plan by any Participant is pending, the law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Plan brought against the Plan, a Participating Employer, the Administrator or any other person or against any such Participant or his or her Beneficiary.

ARTICLE 9.
MISCELLANEOUS

9.1    Withholding and Offsets.

The Participating Employers and the Trustee retain the right to withhold from any compensation, deferral and/or benefit payment pursuant to the Plan, any and all income, employment, excise and other tax as the Participating Employers or Trustee deems necessary and the Participating Employers may offset against amounts then payable to a Participant or Beneficiary under the Plan any amounts then owing to the Participating Employers by such Participant or Beneficiary.

9.2    Other Benefits.

Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of a Participating Employer unless otherwise expressly provided thereunder.

9.3    No Warranties Regarding Tax Treatment.

The Participating Employers make no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Administrator and the Participating Employers and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

9.4    No Rights to Continued Employment or Service Created.

Neither the establishment of nor participation in the Plan gives any individual the right to continued employment or service on the Company’s board of directors or limits the right of the Participating Employer to discharge, transfer, demote, modify terms and conditions of employment or service on the Company’s board of directors or otherwise deal with any individual without regard to the effect which such action might have on him or her with respect to the Plan.

9.5    Special Provisions.

Special provisions of the Plan applicable only to certain Participants may be set forth on an exhibit to the Plan adopted in the same manner as an amendment to the Plan. In the event of a conflict between the terms of the exhibit and the terms of the Plan, the exhibit controls. Except as otherwise expressly provided in the exhibit, the generally applicable terms of the Plan control all matters not covered by the exhibit.

9.6    Successors.

Except as otherwise expressly provided in the Plan, all obligations of the Participating Employers under the Plan are binding on any successor to the Participating Employer whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Participating Employer.

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